                                                                HEI Exhibit 99.1
                                                                ----------------

                  FIRST AMENDMENT TO TRUST AGREEMENT BETWEEN
                    HAWAIIAN ELECTRIC INDUSTRIES, INC. AND
                       FIDELITY MANAGEMENT TRUST COMPANY

     THIS FIRST AMENDMENT TO TRUST AGREEMENT, is made and entered into August 1, 2000, by and between Fidelity Management Trust Company (the "Trustee") and Hawaiian Electric Industries, Inc. (the "Sponsor");

                                  WITNESSETH:

     WHEREAS, the Trustee and the Sponsor heretofore entered into a trust agreement dated February 1, 2000 (the "Trust Agreement"), with regard tofor the Hawaiian Electric Industries Retirement Savings Plan (the "Plan") which restated the existing trust agreement; and

     WHEREAS, the Sponsor wishes to add Fidelity PortfolioPlanner(SM) as a service under the Trust; and

     WHEREAS, the Sponsor wishes to add the use of electronic media in providing communications and services, and/or software products as a service under the Trust; and

     WHEREAS, in furtherance of the foregoing, the Trustee and the Sponsor desire to amend said Trust Agreement as provided for in Section 13 thereunder;

     NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Trust Agreement by:


     (1)  Amending and restating Section 4(k) as follows:


          (k)  Non-Fidelity Mutual Funds.  All transactions involving Non-
               -------------------------
          Fidelity Mutual Funds shall be done in accordance with the Operating Procedures attached hereto as Schedule "H".

     (2)  Amending and restating Section 7(e), Indemnification of Sponsor as
                                               --------------------------
          follows:

                    (e)  Indemnification of Sponsor.  The Trustee agrees to
                         --------------------------
          indemnify and hold harmless the Sponsor for (i) any loss incurred by the Sponsor, a participant, or a beneficiary due to a trading error caused by the Trustee on any investment option included on Schedule A and (ii) any loss related to balance discrepancies between the participant balances maintained by the Trustee and the balance maintained by any outside fund provider for any Plan investment option included on Schedule A. The Trustee agrees to compensate the Sponsor, participant, or a beneficiary for the cost of any adjustments due to any such error.

          Special Indemnification for Fidelity PortfolioPlanner(SM). Without limiting the generality of the foregoing paragraph of this Section 7(e), the Trustee shall indemnify the Sponsor against and hold the Sponsor harmless from any and all such loss, damage, penalty, liability, cost, and expense, including without limitation, reasonable attorney's fees and disbursements, that may be incurred by, imposed upon, or asserted against the Sponsor solely as a result of a) any defects in the investment methodology embodied in the target asset allocation or model portfolio provided through Fidelity PortfolioPlanner(SM), except to the extent that any such loss, damage, penalty, liability, cost or expense arises from information provided by the participant, the Sponsor or third parties; b) any prohibited transactions resulting from the provision by the Trustee of Fidelity PortfolioPlanner(SM); or
          c) Trustee's failure to perform its obligations under Section 14(c).

     (3)  Adding a new Section 14, Electronic Services, as follows, and
                                   --------------------
          renumbering all subsequent subsections accordingly:

          Section 14.  Electronic Services.
                       -------------------

               (a) The Trustee may provide communications and services ("Electronic Services") and/or software products ("Electronic Products") via electronic media, including, but not limited to Fidelity Plan Sponsor WebStation and Fidelity PortfolioPlanner(SM). (The Plan Sponsor Webstation Agreement, as the same may be amended or terminated in accordance with its terms, is attached as Schedule "I". The Fidelity PortfolioPlanner(SM) and Part II of the ADV for Strategic Advisers, Inc., as the same may be amended from time to time on prior notice by Trustee to Sponsor, is attached as Schedule "J".) The Sponsor and its agents agree to use such Electronic Services and Electronic Products only in the course of reasonable administration of or participation in the Plan and to keep confidential and not publish, copy, broadcast, retransmit, reproduce, commercially exploit or otherwise redisseminate the Electronic Products or Electronic Services or any portion thereof without the Trustee's written consent, except, in cases where Trustee has specifically notified the Sponsor that the Electronic Products or Services are suitable for delivery to Sponsor's Plan participants, for non-commercial personal use by participants or beneficiaries with respect to their participation in the Plan or for their other retirement planning purposes.

               (b) The Sponsor shall be responsible for installing and maintaining all Electronic Products, (including any programming required to accomplish the installation) and for displaying any and all content associated with Electronic Services on its computer network and/or Intranet so that such content will appear exactly as it appears when delivered to Sponsor. All Electronic Products and Services shall be clearly identified as originating from the Trustee or its affiliate. The Sponsor shall promptly remove Electronic Products or Services from its computer network and/or Intranet, or replace the Electronic Products or Services with updated products or services provided by the Trustee, upon written notification (including written notification via facsimile) by the Trustee.

               (c) The Electronic Services and Products shall perform the functions of the Fidelity PortfolioPlanner(SM) and Part II of the ADV for Strategic Advisers, Inc. without reproducible error. Except for the express warranty of the preceding sentence, all Electronic Products shall be provided to the Sponsor without warranties or acceptance of legal liability by the Trustee, and all Electronic Services shall be provided to the Sponsor without acceptance of legal liability related to or arising out of the electronic nature of the delivery or provision of such Services. Except as otherwise stated in this Agreement, no rights are conveyed to any property, intellectual or tangible, associated with the contents of the Electronic Products or Services and related material. The Trustee hereby grants to the Sponsor a non-exclusive, non-transferable revocable right and license to use the Electronic Products and Services in accordance with the terms and conditions of this Agreement.

               (d) To the extent that any Electronic Products or Services utilize Internet services to transport data or communications, the Trustee will take, and Sponsor agrees to follow, reasonable security precautions, however, the Trustee disclaims any liability for interception of any such data or communications. The Trustee reserves the right not to accept data or communications transmitted via electronic media by the Sponsor or a third party if it determines that the media does not provide adequate data security, or if it is not administratively feasible for the Trustee to use the data security provided. The Trustee shall not be responsible for, and makes no warranties regarding access, speed or availability of Internet or network services, or any other service required for electronic communication. The Trustee shall not be responsible for any loss or damage related to or resulting from any changes or modifications to the Electronic Products or Services after delivering it to the Sponsor.

     (4) Amending and restating the "Other" section of Schedule "A", in its entirety, as attached hereto, to reflect the addition of employee communications and Fidelity PortfolioPlanner(SM) under "Other" section.

     (5) Amending and restating Schedule "B", in its entirety, as attached hereto, to reflect a revised "Other Fees" section.

     (6)  Adding a new Schedule "J" as attached.

     IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this First Amendment to be executed by their duly authorized officers effective as of the day and year first above written.


HAWAIIAN ELECTRIC INDUSTRIES, INC.      FIDELITY MANAGEMENT TRUST COMPANY
BY:  HAWAIIAN ELECTRIC INDUSTRIES,
INC. PENSION INVESTMENT COMMITTEE


By: /s/ Peter C. Lewis     7/24/00      By: /s/ Carolyn Redden    8/11/00
    ------------------------------          -----------------------------
    Peter C. Lewis            Date          Vice President           Date
    Member


By: /s/ Edwina H. Kawamoto  7/24/00
    -------------------------------
    Edwina H. Kawamoto         Date
    Secretary and Member

                                 Schedule "A"

                            ADMINISTRATIVE SERVICES
                            -----------------------

Administration
--------------


     * Establishment and maintenance of participant account and election percentages.


     * Maintenance of the following plan investment options:


          - Fidelity Retirement Money Market Portfolio
          - ASB Money Market Account
          - HEI Common Stock Fund
          - Fidelity Puritan Fund
          - Fidelity Magellan Fund
          - Fidelity Overseas Fund
          - Fidelity Freedom 2000 Fund
          - Fidelity Freedom 2010 Fund
          - Fidelity Freedom 2020 Fund
          - Fidelity Freedom 2030 Fund
          - Fidelity Freedom Income Fund
          - Spartan U.S. Equity Index Fund
          - MAS Value Portfolio Adviser
          - Neuberger Berman Partners Trust
          - PBHG Emerging Growth Fund
          - Fidelity U.S. Bond Index Fund

     * Maintenance of the following money classifications:

          - Salary Reduction
          - Participant Voluntary
          - Rollover
          - HEI Diversified Plan
          - Employer ASB
          - Employer Supplemental
          - IRA
          - Voluntary HEISOP
          - Employer HEISOP

     * Processing of investment option trades.

     The Trustee will provide only the recordkeeping and administrative services set forth on this Schedule "A" and no others.

Processing
----------


     * Weekly processing of contribution data and contributions
     * Daily processing of transfers and changes of future allocations via the telephone exchange system
     * Daily processing of withdrawals

Other
-----


     * Monthly trial balance
     * Monthly loan reports
     * Quarterly administrative reports
     * Quarterly participant statements
     * 1099Rs
     * Account segregation for Qualified Domestic Relations Orders ("QDRO") as directed by Sponsor
     * Excess contributions report
     * Participant Loans
     * Periodic meetings with Sponsor
     * Educational services as needed and mutually agreed upon by the Trustee and the Sponsor.
     * Minimum Required Distribution ("MRD") service
     * Provide employee communications describing available investment options, including multimedia informational materials and group presentations.
     * Fidelity PortfolioPlanner(SM), an internet-based educational service for participants that generates target asset allocations and model portfolios customized to investment options in the Plan(s) based upon methodology provided by Strategic Advisers, Inc., an affiliate of the Trustee. The Sponsor acknowledges that it has received the ADV Part II for Strategic Advisers, Inc. more than 48 hours prior to executing the Trust amendment.


HAWAIIAN ELECTRIC                       FIDELITY MANAGEMENT TRUST
INDUSTRIES, INC.                        COMPANY
BY: HAWAIIAN ELECTRIC
INDUSTRIES, INC. PENSION
INVESTMENT COMMITTEE


By: /s/ Peter C. Lewis      7/24/00    By: /s/ Carolyn Redden     8/11/00
    -------------------------------        ------------------------------
    Peter C. Lewis             Date        Vice President            Date
    Member

By: /s/ Edwina H. Kawamoto  7/24/00
    -------------------------------
    Edwina H. Kawamoto         Date
    Secretary and Member

                                  Schedule "B"

                                  FEE SCHEDULE
                                  ------------

Recordkeeping Fees
------------------

*  Annual Participation Fee             $5.00 per participant** per year, billed
                                        and payable quarterly.

*  Minimum Required Distribution (MRD): $25.00 per MRD recipient per year.


*  Plan Establishment Fee               $2,500.00


*  Loan Fee                             Establishment fee of $35.00 per loan
                                        account; annual fee of $15.00 per loan
                                        account.**


*  Plan Sponsor WebStation (PSW):       All User ID fees waived.


*  NetBenefits                          All User ID fees waived.


* Other Fees: separate charges for optional non-discrimination testing, extraordinary expenses resulting from large numbers of simultaneous manual transactions, from errors not caused by Fidelity, reports not contemplated in this Agreement, corporate actions, or the provision of communications materials in hard copy which are also accessible to participants via electronic services in the event that the provision of such material in hard copy would result in an additional expense deemed to be material. The Administrator may withdraw reasonable administrative fees from the Trust by written direction to the Trustee.



** This fee will be imposed pro rata for each calendar quarter, or any part
                                              --------
thereof, that it remains necessary to keep a participant's account(s) and/or loans(s) as part of the Plan's records, e.g. vested, deferred, forfeiture, top-heavy and terminated participants, if applicable, who must remain on file through the calendar year-end for 1099R reporting.


Trustee Fee
-----------

Investment Options
*  Sponsor Stock:                       0.10% per annum of such assets in the
                                        Trust payable quarterly on the basis of
                                        such assets as of the average market
                                        value for each calendar quarter. In no
                                        event will the fee be less than $10,000
                                        nor more than $35,000 per year.

*  Others:                              None.

HAWAIIAN ELECTRIC                       FIDELITY MANAGEMENT TRUST
INDUSTRIES, INC.                        COMPANY
BY: HAWAIIAN ELECTRIC
INDUSTRIES, INC. PENSION
INVESTMENT COMMITTEE

By: /s/ Peter C. Lewis      7/24/00     By: /s/ Carolyn Redden    8/11/00
    -------------------------------         -----------------------------
    Peter C. Lewis             Date         Vice President           Date
    Member


By: /s/ Edwina H. Kawamoto  7/24/00
    -------------------------------
    Edwina H. Kawamoto         Date
    Secretary and Member

                                 Schedule "J"

                         Fidelity PortfolioPlanner(SM)
                         -----------------------------

Important Legal Information

What is Fidelity PortfolioPlanner(SM)?

This product is an educational tool intended to help you meet your retirement goal. The program is divided into three modules: a Savings Need or Retirement Need module (depending on your lifestage) which will help you determine whether you are savings enough to meet your retirement income needs; an Asset Allocation module which uses an Investor Profile Questionnaire to help you assess your risk tolerance, personal financial situation and time horizon and directs you to a target asset mix; and a Model Portfolio module. The model portfolio is provided as an example of an investment strategy consistent with the answers you provide in the Investor Profile questionnaire. The recommended model portfolio represents one of many combinations of investments that may help you reach your retirement goals.

It is important for you to understand that this product does not give you investment advice or recommendations or make any promises about investment returns. Any investment decision that you make is your responsibility alone. All models used in the program are hypothetical and you are solely responsible for the accuracy of any data you input into the program. Be sure to review your investment decisions from time to time to make sure they are still consistent with your goals. You should also consider any assets you may have outside of your employer's retirement plan when applying the model portfolio to your investment decisions.

Are there special considerations for retirement investors?

Fidelity PortfolioPlanner(SM) presents you with one of several model portfolios using investment options available to you through your workplace plan, to match as closely as possible to a particular target asset mix. Fidelity PortfolioPlanner(SM) should not serve as the primary basis for your investment decision. Fidelity PortfolioPlanner(SM) is an educational tool and the model portfolio represents one of several combinations of investments that may be appropriate for you.

In addition, there may be other investments you may consider more appropriate to satisfy your goals. A decision to invest in a particular investment option may be based on a number of factors, including an investor's needs, savings through work and outside a workplace plan, goals and comfort with risk.

Who provides the target asset mixes and model portfolio in Fidelity PortfolioPlanner(SM)?

Strategic Advisers, Inc., a registered investment adviser and a Fidelity Investments(R) company provides the model portfolio recommendations and target asset mixes, the investment methodology and certain other information in this product. Fidelity Institutional Retirement Services Company and Fidelity Investments Tax-Exempt Services Company, both divisions of Fidelity Investments Institutional

Services Co., Inc. provide the workplace savings account information in Fidelity PortfolioPlanner(SM) and access to Fidelity PortfolioPlanner(SM) by arrangement with the plan sponsor.

The model portfolio represents Strategic Advisers' investment suggestion only as of the date it is provided. You must return to this application periodically to see if any changes have been made to the model portfolio. You will not be contacted proactively to do so. The investments in the model portfolio, mutual funds and non-mutual funds alike, are selected to provide a diversified portfolio and a risk-adjusted return consistent with your target asset mix.
They are not selected to maximize return or predict the highest performing fund or group of funds within each asset class in the model. Your circumstances are unique so you should review your own situation at least annually and consult an investment professional if you need additional information.

There are multiple products and services from Fidelity that provide asset allocation and model portfolio suggestions.

Please note that Fidelity continues to review and may modify the investment analysis that drives the asset allocation and the fund selection, which means that services, products and model portfolios may change over time. These products and services may yield different investment suggestions.

To obtain more information about Strategic Advisers, we provide you with the
Part II for Form ADV below.

What additional things should I keep in mind while using Fidelity
PortfolioPlanner(SM)?

Any information obtained should not be considered an offer to buy or sell, a solicitation of an offer to buy, or a recommendation of any securities. Neither Fidelity Investments nor its affiliates are responsible for losses incurred on any investment nor does Fidelity guarantee the suitability or potential value of any particular investment.

Past performance is no guarantee of future results. Share price, yield and return may vary and you may have a gain or loss when you sell your shares. The model portfolio may include investment options for which Fidelity will receive payments if you decide to invest. Specifically, model portfolios may include investment options for which Fidelity or its affiliates receive payment for services such as investment management, distribution, transfer agency, or administration. The model portfolios may also include non-Fidelity funds for which Fidelity receives payment for certain recordkeeping or other shareholder services.

Where can I get more information on the investments listed in Fidelity PortfolioPlanner(SM)?

Fidelity Management & Research Company manages Fidelity mutual funds and some non-mutual fund investments. Please be aware that investment managers other than Fidelity Management & Research Company manage certain investment options. Such investment options include, but may not be limited to managed income funds, commingled pools, annuities and non-Fidelity mutual funds.

For more complete information on any mutual fund registered in your state, including expenses and any application charges and fees, please order a free prospectus through Net Benefits? or through your plan sponsor. Read the prospectus carefully before you make your investment decision.

Who provides the investment data?

Fidelity PortfolioPlanner(SM) uses the following types of date about your current investments and plan investment options: performance; underlying holdings; Morningstar investment category; sector and geographic classification.

Performance information for publicly-available mutual funds is obtained monthly from an independent third party vendor. For proprietary mutual funds and non-mutual fund investment options, performance information is provided by Fidelity affiliates, sponsors, or external money managers. Performance for individual securities available through the plan is provided monthly from a separate third party vendor.

Underlying holdings data (including industry sector and geographic classifications) for publicly-available mutual funds is obtained monthly from an independent third party vendor. For proprietary mutual funds and other pooled investment options unique to plans (such as commingled pools, or separate accounts), underlying holdings, if available, are provided by quarterly Fidelity affiliates or plan sponsors or external money managers. On occasion, those third parties will not provide detailed holdings, but may choose to provide aggregate holdings information by asset class and, for stocks, by industry sector and geographic classification.

Investment category for publicly-available mutual funds is provided by Morningstar, Inc. and independent third party, on a monthly basis.

In the case of individual securities held within a plan, Fidelity PortfolioPlanner(SM) determines the industry sector using the same parameters used by the third party vendor providing underlying holdings data for publicly-available mutual funds. In the rare instance where such data is not available from Morningstar, Strategic Advisers, Inc. will determine the industry sector using publicly-available information.

Investment information provided to Strategic Advisers, Inc. is not based on contemporaneous data. Strategic Advisers is not responsible for the accuracy of data provided by third parties.

Part II of ADV - More information about Strategic Advisers, Inc.

     Service Overview
     Methods of Analysis, Sources of Information, and Investment Strategies Education and Business Background of Directors of Strategic Advisers, Inc. Activities and Affiliations of the Adviser
     Information on Protecting your Privacy
     Investment Methodology

Service Overview

Strategic Advisers, Inc., a registered investment adviser and a Fidelity Investments(R) company provides the model portfolios and target asset mixes, the investment methodology and certain other information in Fidelity
PortfolioPlanner(SM). The product is designed to help individual investors identify and meet their retirement goals.

Each Fidelity PortfolioPlanner(SM) session is a one-time, non-discretionary service which means that any model portfolio is based only on the market information obtained by PortfolioPlanner(SM) at that time and it is up to investors to implement the model if they so choose. We suggest that investors re-visit the service from time to time and, in particular, if their financial circumstances change. Strategic Advisers will review the various model portfolios and may update them quarterly. Strategic Advisers will not however, contact investors to inform them that the suggestions have changed.

Fidelity PortfolioPlanner(SM) is made available to individual investors through various Fidelity Investments channels and through participating institutional workplace plan sponsors who use Fidelity's recordkeeping services for their employee savings plans. These Fidelity channels include Fidelity Institutional Retirement Services Company and Fidelity Investments Tax-Exempt Services Company, both divisions of Fidelity Investments Institutional Services Co., Inc. Fidelity PortfolioPlanner(SM) service fees are negotiated with institutional plan sponsors and made payable in arrears.

Methods of Analysis, Sources of Information, and Investment Strategies

Strategic Advisers generally uses both fundamental and technical investment strategies in creating long term investment model portfolios. The model portfolios provided in Fidelity PortfolioPlanner(SM) are based on the user's risk profile and are built using a four-step process.

The investment approach begins with the completion of an Investor Profile Questionnaire which provides an assessment of an investor's time horizon, risk tolerance and financial experience. Through a scoring algorithm, these attributes are mapped to one of four target asset mixes with pre-specified asset class allocations for stocks, bonds and short-term investments. The assigned asset mix becomes the target to which the construction process attempts to match risk levels (volatility), asset class weights (stocks, bonds, and short-term), sector weights (technology, cyclicals, etc.) and foreign stock holdings. (Foreign stock targets are a part of the stock allocation).

The portfolio construction process is comprised of a series of well-defined steps that lead to model portfolios. These steps include: i) fund screening, ii) fund performance evaluation and ranking, iii) additional screening (if necessary), iv) optimization and portfolio construction and v) treatment of stable value securities. Selected investments typically include mutual fund shares but may include equity securities or annuities in a workplace savings plan such as a 401(k) or 403(b) plan or retail investments in a taxable, tax-deferred or tax-free account. This methodology is described in full detail within the PortfolioPlanner(SM) application.

Education and Business Background of Directors of Strategic Advisers, Inc.

Robert M. Gervis is Managing Director and Chief Administrative Officer of Strategic Advisers and has been with Fidelity Investments since July 1994. Previously, Mr. Gervis was a partner with the law firm of Weil, Gotshal & Manges in New York from 1993 to 1994. Born in 1960, Mr. Gervis received his J.D. in 1985 from the National Law Center of George Washington University and his B.S. in Industrial Engineering from Lehigh University in 1982.

William V. Harlow III is a Director, President and Chief Investment Officer of Strategic Advisers and has been with Fidelity Investments since 1991. Born in 1956, Mr. Harlow holds a Ph.D. in Financial Economics (1986) and a MBA (1980) from the University of Texas as well as a B.A. in Physics (1978) from Rice University. Mr. Harlow is also a CFA.

In addition, the principal officers of Strategic Advisers also may serve as officers or employees of affiliated companies that are engaged in various aspects of the financial services industry.

Activities and Affiliations of the Adviser

Strategic Advisers engages in three general areas of business. First, Strategic provides discretionary investment advisory services to individuals, trusts, investment companies and charitable and other business organizations. Second, Strategic provides non-discretionary advisory services to individuals and financial intermediaries and develops and maintains asset allocation and portfolio modeling methodologies for use by affiliates. Last, Strategic offers educational products concerning investment and personal finance.

Strategic Advisers is a wholly owned subsidiary of FMR Corp. Various direct or indirect subsidiaries of FMR Corp. are engaged in investment advisory, brokerage, banking or insurance businesses. From time to time, Strategic Advisers may have material business relationships with Fidelity Distributors Corporation, Fidelity Trust Company, Fidelity Management Trust Company, Fidelity Management & Research Company, Fidelity Brokerage Services, Inc., Fidelity Investments Institutional Services Co., Inc., Fidelity Investments Institutional Operations Company, Inc. and National Financial Services Corporation. While no economic benefit is received by Strategic Advisers from affiliated or unaffiliated entities in connection with providing advice to clients, Fidelity Management & Research Company (FMR) and various affiliates of FMR are compensated for providing services to one or more of the funds: FMR as the investment adviser for the Fidelity funds, Fidelity Distributors Corporation as the underwriter of the funds, Fidelity Service Co. and Fidelity Investments Institutional Operations Company, Inc. as the funds' transfer agent, Fidelity Management Trust Company as the custodian for certain funds. In addition, one or more broker-dealer affiliates of the funds may execute portfolio transactions for the funds. The funds' investment advisers may obtain brokerage or research services, consistent with Section 28(e) of the Securities Exchange Act of 1934, from broker-dealers in connection with the execution of the funds' portfolio security transactions.

Information on Protecting Your Privacy

Throughout this portfolio planning session you will notice that some fields are already filled in. Because you are a valued Fidelity customer, answers to some questions are provided based on your account information. Please note that Fidelity respects your privacy and has provided you with a secure server while you are using this portfolio planner. Your data will not be sold for any purposes. Fidelity recognizes the importance of Internet security. To this end, Fidelity has adopted certain secure measures designed to ensure that personal financial information transmitted for use with Fidelity PortfolioPlanner(SM) is both secure and confidential. First, the Fidelity PortfolioPlanner(SM) has been designed for use with an Internet browser that has 128-bit encryption. While we cannot guarantee that transmissions over the Internet are completely free of risk of interception, Fidelity PortfolioPlanner(SM) has been designed to use a high grade of encryption in order to meet our stringent security standards. Second, personal financial information submitted by a user of Fidelity

PortfolioPlanner(SM) will not be made available to third-parties except Fidelity Investments affiliates. Finally, Fidelity will store your most recent completed Investor Profile Questionnaire in a secure electronic file for five years in order to comply with certain record keeping requirements under the federal securities laws.


Investment Methodology

Overview

The primary objective of Fidelity PortfolioPlanner(SM) is to provide retirement plan participants with a disciplined, risk-controlled approach to their investment decisions. Fidelity PortfolioPlanner(SM) provides participants one of four target asset allocations and a model portfolio customized to the investment options in the plan. In constructing the model portfolio, PortfolioPlanner(SM) employs a process that is independent with respect to fund family. The process aims to build a model portfolio using investments that have demonstrated, over time, consistency in risk characteristics and security selection capabilities. The model portfolio uses a "look-through" methodology to most closely match the risk characteristics of a target asset mix while at the same time providing an opportunity for enhanced returns.

The investment approach begins with the completion of an Investor Profile Questionnaire (IPQ) which provides an assessment of an investor's time horizon, risk tolerance and financial experience. Through a scoring algorithm, these attributes are mapped to one of four target asset mixes with pre-specified asset class allocations for stocks, bonds and short-term investments. Strategic Advisers, Inc. has created these target asset mixes based on historical risk and return characteristics for the asset classes listed in the table below. The target asset mixes are four significantly different allocations that offer good risk/return trade-offs for each of the four different investor types listed below on the investment spectrum.

The assigned asset mix becomes the target to which the construction process attempts to match risk levels (volatility), asset class weights (stocks, bonds, and short-term), sector weights (technology, cyclicals, etc.) and foreign stock holdings. (Foreign stock targets are a part of the stock allocation).

The Wilshire 5000 is used to determine the target sector weights and other stock risk and return characteristics. The MSCI EAFE Index is used as the foreign stock benchmark. The Lehman Aggregate Index is the bond asset class benchmark and the 3-Month U.S. Treasury Bill Index is the short-term asset class benchmark.

The portfolio construction process is comprised of a series of well-defined steps that lead to model portfolios. These steps include: i) screening of investment options, ii) performance evaluation and ranking, iii) additional screening (if necessary), and iv) optimization and portfolio construction. Each of these steps is discussed below.

Step I: Screening of Investment Options

The first step in the portfolio construction process is the identification of those investment options that are appropriate for use as building blocks for the model portfolio. PortfolioPlanner(SM) uses the following criteria:

For mutual funds

     .    Funds with at least 3 years of return history

     . Funds classified according to Morningstar as adhering to a core investment objective:

     . Morningstar core investment objectives include Equity Income, Growth & Income, Growth, Aggressive Growth, Small Company, Balanced, Government Bond, Corporate Bond, Foreign Stock and World Stock.

These objectives are further classified by the type of Morningstar category to which the fund belongs.

For domestic stock funds, these categories are: Large Value, Large Blend, Large Growth, Mid-Cap Value, Mid-Cap Blend, Mid-Cap Growth, Small Value, Small Blend and Small Growth.

For the Balanced objective, the fund must belong to the Domestic Hybrid category.

For fixed-income objectives, these categories are: Short Government, Intermediate Government, Long Government, Short-term Bond, Intermediate-term Bond, Long-term Bond and High Yield Bond.

Finally, for the Foreign Stock and World Stock objectives, the fund must also belong to Foreign Stock and World Stock categories.

Separate classes of shares in a mutual fund are generally evaluated separately for length of performance history. For certain funds that do not meet the above criteria (such as a new institutional class of shares, a new index fund or a clone of an established fund), Fidelity may substitute the characteristics of a very similar fund (such as the retail class of shares in the same fund, the index that a new fund seeks to track, or the established fund which the clone seeks to emulate). In this way, the fund can be evaluated for potential inclusion in the model portfolio.

In situations where there is more than one fund representing short-term/money market securities, a single fund will be selected, and if available, a money market fund offered by Fidelity Investments will be used. This is the only bias for any specific Fidelity Investments product in the Fidelity
PortfolioPlanner(SM).

For other investment options

Often employer sponsored workplace savings plans include non-mutual fund investments. These investments, for instance separately managed accounts, managed income pools, fixed annuities, and proprietary funds, are not reported by Morningstar so we rely on the information provided by Fidelity affiliates, third party sources, or the plan sponsor to evaluate the underlying holdings. Generally, the returns history screening criteria stated for mutual funds above also gets applied to these non-mutual fund investments.

Company Stock: 401(k) investors

We do not make recommendations on company stock in your 401(k) portfolio. Rather the model portfolio is constructed taking the company stock holdings into account, and is solely for the portion of your savings outside of your company stock holdings. We analyze the volatility, historical performance (a minimum of 24 months of data) and industry sector of the company stock you hold in conjunction with the other savings in your workplace savings plan. We do this in order to help diversify the holdings in your overall workplace plan portfolio.

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Exclusions

Certain investments are automatically excluded from the model portfolios (for example investment strategies). These "Ready-Mix" investment solutions, such as asset allocation funds and "lifestyle" funds, are designed for investors who want to diversify their savings through a single investment vehicle. Consequently, we do not include them in the investment universe for model portfolios. We also exclude specialty-type funds like sector or regional funds, as defined by Morningstar or separately managed accounts with similar investment objectives.

Lastly, the investment methodology does not look for extraordinary circumstances which might rule out a certain investment. However, to the extent Strategic Advisers becomes aware of these circumstances and believes they may have possible deleterious effects on the portfolio, the methodology will consider them.

Step II. Performance Evaluation and Ranking

Once the universe of plan investment options (or "investments") has been screened, PortfolioPlanner(SM) evaluates the historical performance of the investments. Through a proprietary statistical approach in which Strategic Advisers uses the last three years of monthly return data, each investment's total return is adjusted based on its exposure to the overall market and different types of securities and risks within the market. In this way, the investment's "alpha" or "excess return" can be identified. In other words, the investment's return is adjusted for the performance of the average security in the market, and any return left over, positive or negative, is a measure of the risk-adjusted return. The alpha, or risk-adjusted excess return, is used as the best assessment of the ability of a particular investment to enhance returns over time through security selection. Depending on the weights of the asset classes in the investment, Fidelity PortfolioPlanner(SM) uses one of three different multifactor analysis engines to evaluate the three years of performance.

Each of these models produces a number of specific evaluations for each investment. Specifically,
     .    Alpha (risk-adjusted excess return)
     .    Factor loadings for risk exposures
     .    Significance tests on all alphas and parameters
     .    Consistency of risk characteristics

These parameters are used in the subsequent screening and portfolio construction steps of the methodology.

Step III. Additional Screening (if necessary)

With a large plan investment universe, a screening process further narrows the set of candidate investment options to a workable number of approximately 50 to
60. To accomplish this and to further focus the analysis on investment options with the most potential of adding value, the following screening criteria are employed:

     . Information from the returns-based performance evaluation (Alpha, Risk Exposure Factors, Significance Tests)

     . Holdings-based characteristics (equity sector, foreign stock weighting, price-to-book, price-to-cashflow, price-to-equity)

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     .    Investment management data (Morningstar fund core objective,
          Morningstar sub-category classification, asset class percents, portfolio turnover, median market capitalization).

Additional screening identifies those investment options having the most consistent risk characteristics over the last three years. This allows the building of a model portfolio that is diversified with investment options which tend to consistently focus their investments within a specific segment of the market or use a consistent type of investment discipline or approach to security selection. Consistent investment management reduces the likelihood that the investment options selected for the model portfolio will change from month to month or from quarter to quarter.

The screening criteria designed to meet this objective are:

     . Consistency of risk characteristics as measured by an R2 of greater than 90% from the performance evaluation models

     . Historical and current cash levels for domestic and global stock investments of no more than 10%

Step IV. Optimization & Portfolio Construction

The portfolio construction process uses an optimization approach to select and weight a set of candidate investment options whose overall risk characteristics, when viewed as a portfolio, are similar to those of the target asset mix. After applying the techniques above, the optimization process identifies the portfolio of investments which has the best risk-adjusted return for the least amount of tracking error relative to the benchmark. All performance and risk evaluations for all candidate investment options are considered simultaneously in the decision process. The model's tracking error is judged relative to the target asset mix.

We require that the weight of any one pooled stock investment is no more than 25% and is no less than 5% of a participant's total assets. The 25% maximum stock weight constraint provides portfolio manager and investment option diversification. The 5% minimum limits the total number of investment options in a model portfolio so each position has a meaningful impact on the recommended model portfolio. A similar philosophy applies to the bond asset class. However, since bonds historically have been less volatile than stocks, Strategic Advisers does not consider it necessary to diversify in the same way. Furthermore, often there are only one or two bond investment options available in the plan. This makes diversification all the more difficult within the bond asset class. Therefore, the amount allocated to investment options in the bond asset class must be at least 5% of a participant's total assets, and generally may not exceed 50%, depending on plan options.

Risk control is integrated into the portfolio construction process using two important and different data dimensions - returns-based and holdings-based. These two alternative types of risk control provide critical cross checks.

Returns-based risk control is conducted using tracking error and alpha. Tracking error, based on periodic returns, provides a full covariance matrix control of all underlying systematic risk factors. Alpha and its tradeoffs with risk are directly incorporated into the portfolio construction process.

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Holdings-based risk control is conducted using asset, foreign equity and equity industry sector analysis coupled with investment style analysis. Asset allocation is the percentage of holdings in stock, bond and short-term investments. Foreign equity holdings is the percentage of foreign stocks held in the fund. Equity industry sector weightings are the percentage of the stock holdings in certain industry sectors (utilities, energy, financial, industrial cyclicals, consumer durables, services, retail, health and technology). Finally, investment style analysis allows diversification along value-growth and small-large cap dimensions.

Treatment of Stable Value Investments (if available)

Stable value investment options are generally analyzed in the same way as other investment options, with three important differences: 1) instead of using a look-through analysis for a stable value option, the investment methodology makes certain assumptions about the nature and character of the underlying assets; 2) unique fund screening criteria are applied to stable value options; and 3) the methodology provides a limited preference to appropriate stable value options, through the use of minimum allocations ("floors").

Assumptions about underlying holdings. The return volatility of stable value investment options is not observable because of book-value accounting and insurance wrap guarantees on the principal and interest of the underlying investments. Thus, Fidelity PortfolioPlanner(SM) makes the following assumptions about stable value investment options:

 .    A stable value investment option is comprised of 20% short-term instruments and 80% investment-grade bonds
 .    The alpha of a stable value option is zero (neutral)
 .    Stable value investment options have the volatility characteristics of the
     Lehman 1-3 Year Government/Corporate Index.

Fund screening. The investment methodology will apply two screening criteria to stable value options. First, although we will not apply look-through methodology to the underlying holdings, we will exclude the stable value option from consideration if we have information that the quality and characteristics of underlying holdings are not consistent with the investment-grade assumption for the bond portion. For example, a stable value option will be screened out if the investment policy permits, or any holdings include equities or high-yield bonds. Second, as with any other investment option, we will exclude the stable value option if we learn of any extraordinary circumstances which may, in our judgment, have possible deleterious effects on the overall portfolio.

Minimum Allocations ("Floors"). Fidelity PortfolioPlanner(SM) gives a limited preference to stable value options for two reasons. First, it is important to achieve some consistency in allocations to stable value options in order to avoid unfavorable impacts on participant pricing. Second, it is important that the stable value option not be unduly disadvantaged by the use of assumptions concerning alpha and volatility. For these reasons, Fidelity PortfolioPlanner(SM) employs the minimum allocations or "floors". If a stable value option meets the screening criteria, Fidelity PortfolioPlanner(SM) will construct a model portfolio for the Growth, Balanced and Conservative target asset mixes that includes a minimum allocation to the stable value option. For the Growth target asset mix, the minimum allocation to the stable value option will be 5% of the total portfolio; for Balanced, 25% of the total portfolio; and for Conservative, 50% of the total portfolio. There is no minimum allocation to the stable value option for the Aggressive Growth target asset mix.

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As with any portfolio construction, Fidelity PortfolioPlanner(SM) will attempt to come as close as possible to the target asset mix, but may not meet the target asset mix exactly. In general, the tolerance for the two categories of fixed-income investments is greater than the tolerance for stocks. For example, in the Conservative target asset mix, the program seeks to allocate 20% to stocks, 50% to bonds and 30% to short-term investments. In a plan that has no short-term option (other than a stable value investment option), there is likely to be relatively more allocated to bonds and relatively less allocated to short-term investments in the Conservative model portfolio, because the stable value option will be divided in a 4-to-1 ratio across those two asset classes.

Updates to the Models

The model portfolios are reviewed, and if warranted, updated quarterly. They may be reviewed more often if Strategic Advisers determines in its discretion that more frequent reviews are necessary.

Note for investors in employer sponsored retirement plans: Changes in the options available in your plan will cause Fidelity to review and update the recommended model portfolios associated with that plan. Fidelity however will not proactively contact you about any such changes.

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